                                                                    Exhibit 99.1


TOLLGRADE                                         TOLLGRADE COMMUNICATIONS, INC.
Network Assurance Simplified                 493 Nixon Road / Cheswick, PA 15024
                                                               www.tollgrade.com


--------------------------------------------------------------------------------
                            CORPORATE COMMUNICATIONS
--------------------------------------------------------------------------------

CONTACT:  Chris Allison
          412-820-1407
          callison@tollgrade.com


                     TOLLGRADE REPORTS FIRST QUARTER RESULTS

PITTSBURGH, PA - April 16, 2003 - Tollgrade Communications, Inc. (NASDAQ: TLGD), today reported revenue of $14,543,423 and earnings of 3 cents per share for the first quarter ended March 29, 2003. Revenue and earnings per share for the first quarter of 2002 were $17,522,274 and 11 cents per share, respectively. The first quarter 2003 results include the results of the company's Cheetah(TM) status and performance monitoring operations (Cheetah) acquired February 13, 2003.

The first quarter 2003 results were in line with previous guidance from Tollgrade. The company's guidance, including expectations related to the Cheetah acquisition, were for first quarter 2003 revenues and EPS results to range from $11.7 million to $15.0 million, and an approximate loss of two cents on the low end to as much as earnings of five cents at the higher sales level, respectively.

"Despite the fact that spending is still extremely tight among our RBOC customers, particularly as it relates to Digital Loop Carrier (DLC) deployments, our customers are committed to maintaining high levels of customer service. Because proper centralized consumer testing is paramount to such endeavors, both LoopCare(TM) and DigiTest(R) provide many features that make such activities more effective," said Chris Allison, Tollgrade's chairman and chief executive officer. "Our core MCU(R) product sales continue to be challenging, but we're seeing positive DigiTest LTS replacement and independent carrier DigiTest and LoopCare deployments for POTS and DSL testing. In terms of CATV, our LIGHTHOUSE(R) and Cheetah products performed beyond expectations."

The company's acquisition of the LoopCare test system business from Lucent Technologies in the fourth quarter of 2001 continued to make a positive contribution to the business. Sales of LoopCare software products separate and unrelated to the DigiTest system products were $1,871,000 in the first quarter of 2003 compared to $2,620,000 in the first quarter of 2002. Total LoopCare revenues, which includes software and services, were $4,319,000 in the first quarter of 2003 compared to $5,428,000 in the first quarter of 2002.

Overall sales of the company's core MCU products, which extend testability into the POTS network, were $4,461,000 in the first quarter of 2003, compared to $9,471,000 in the first quarter of 2002. RBOC customers are continuing to generally restrain capital spending in traditional POTS line areas such as Digital Loop Carrier deployment due to continuing line losses. However, the Company did receive a blanket purchase order for $3,200,000 from an OEM partner which covers that customer's MCU unit requirements for all of calendar year 2003. This order will ship over the remainder of 2003.

Sales of Tollgrade's DigiTest system products were $1,820,000 in the first quarter of 2003 compared with $2,027,000 in the same period of 2002. The 2003 quarter included sales to both RBOC and CLEC accounts for LTS replacement and initial DigiTest system sales, respectively.

Overall sales of cable hardware and software products were solid for the 2003 quarter at $3,418,000, of which $2,275,000 were contributed by Cheetah, acquired on February 13, 2003, and $1,143,000 were attributable to LIGHTHOUSE.
LIGHTHOUSE product sales increased during the 2003 quarter from $670,000 in the year earlier period due to the strength of increased shipments to Comcast (formerly AT&T BIS) as well as continued deployments of the company's V.5 software in RCN Corporation.

First quarter 2003 revenue from Services, which includes installation oversight and project management services provided to RBOCs and fees for LoopCare and Cheetah software maintenance, increased to $2,973,000 from $2,593,000 in the prior year quarter.

FIRST QUARTER 2003 FINANCIAL AND OPERATING DATA
First quarter gross profit decreased 25.4% to $7,569,147 from the first quarter of 2002. As a percentage of sales, gross profit was 52.0% versus 57.9% a year ago; primarily due to lower hardware sales volume as well as lower sales of higher margin LoopCare software sales in the first quarter of 2003. There was improvement in Services margins in 2003 due primarily to Services productivity gains. Amortization expense increased $528,000 from the prior quarter due primarily to the rapid amortization of all but $135,000 of the intangible asset related to purchased sales order backlog from the Cheetah acquisition. Management expects the remaining $135,000 to be amortized in the second quarter of 2003, along with an approximate $100,000 per quarter of incremental amortization related to this acquisition.

Income from operations was $540,272 in the first quarter of 2003, a 75.5% decrease from the same period of 2002. Overall operating expenses, which include operating expenses related to Cheetah which was acquired mid February 2003, declined $909,326 or 11.5%, to $7,028,875 from $7,938,201 in the first quarter of 2002. The company had implemented several cost reduction initiatives in 2002 in response to tightened markets.

Selling and marketing expenses in the quarter were $1,970,654, a decrease of 18.5% percent from the same period in 2002, due primarily to fewer employees and lower commissions, travel and discretionary expenses.

General and administrative expenses increased 13.8% to $1,737,003 from the year earlier quarter due largely to the higher cost of insurance and increased provision for bad debts.

Research and development expenses were $3,321,218, a decrease of 16.9% from the first quarter of 2002. This decrease was due primarily to a general reduction in work force at the end of the third quarter of 2002.

The company's order backlog for firm customer purchase orders or signed software maintenance contracts was $10,698,000 as of March 29, 2003, an increase of $3,519,000 from the backlog reported as of December 31, 2002. This increase is due to receipt of a blanket purchase order for $3,200,000 from a customer which covers that customer's MCU unit requirements for all of calendar year 2003. Negotiations are progressing on two LoopCare RBOC annual software maintenance agreements, both of which are under extension. The backlog at March 29, 2003 includes approximately $4,529,000 related to software maintenance contracts, which will be earned and recognized as income on a straight-line basis during the remaining terms of the underlying agreements. Including these maintenance billings, Tollgrade expects approximately 47% of current backlog to be recognized as revenue in the second quarter of 2003.

SECOND QUARTER OUTLOOK
Regarding the company's second quarter outlook, Chris Allison reported that "Our results will be affected by a number of factors. Our overall company is bigger now as a result of our Cheetah acquisition and our cable business seems a little more stable in comparison to our telco business. However, spending in the telco industry remains tight, but there continues to be an interest in reducing operational costs through effective automated POTS testing. Also, our customers are still deploying DLC systems, just not at the levels that we saw in 2000 and 2001. Additionally, we are seeing continued interest in treating DSL as a consumer service, which fits strategically with our product portfolio emphasis. Finally, further impact to the company of recent Federal Communications Commission rulings is still in question. As a result of all of these factors, we expect second quarter revenue to range from $13.0 million to $16.0 million with earnings per share ranging from breakeven to six cents. The lower end of the range is a function of the unpredictability of spending patterns due to the tight budgetary constraints of our RBOC customers."

ABOUT TOLLGRADE
Tollgrade Communications, Inc., is a leading provider of hardware and software testing solutions for the global telecommunications and cable broadband industries. Tollgrade designs, engineers, markets and supports test systems, test access and status monitoring products. Tollgrade, which is headquartered in the Pittsburgh suburb of Cheswick, Pa., recorded 2002 revenues of $58,574,515. The company's web address is www.tollgrade.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this release which are not historical facts are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which may be expressed in a variety of ways, including the use of forward-looking terminology including the use of future or present tense language relate to, among other things, expected revenue and earnings results. The Company does not undertake any obligation to publicly update any forward-looking statements.

These forward-looking statements are based on assumptions that involve risks and uncertainties and are subject to change based on the considerations described below. These risks, uncertainties and other factors may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. The factors discussed herein may not be exhaustive. Therefore, the factors contained herein should be read together with other reports and documents that are filed by the Company with the Securities and Exchange Commission ("SEC") from time to time, which may supplement, modify, supercede or update the factors listed in this release.

General economic conditions and the economic conditions of the telecommunications and cable industries, including the effect of subscriber line loss and competition for the Company's RBOC customers from wireless, cable providers and other carriers entering the local telephone service market, can and has affected the capital budgets of the Company's customers. If such conditions result in a further reduction of such budgets, the Company's revenues could be adversely affected.

If the Company's customers find themselves unable to meet their established purchase forecasts and their own growth projections, such customers may curtail their purchases of the Company's products, which would adversely affect the Company's revenues.

If the Company would be unable to establish customer or sales distribution or original equipment manufacturer ("OEM") relationships relating to the Cheetah cable status and performance monitoring product line, it could affect the rate of incoming orders, which would adversely affect the Company's sales and revenues.

If the financial strength of certain of the Company's major customers should deteriorate or such customers encounter difficulties in accessing capital, the ability of such customers to purchase and pay for the Company's products could be impaired, with a corresponding adverse affect on the Company's revenues. If third parties with whom the Company has entered into sales and marketing partnerships should fail to meet their own performance objectives, customer demand for the Company's products could be adversely affected, which would have an adverse effect on the Company's revenues.

Seasonal fluctuations in customer demand for the Company's products can create corresponding fluctuations in period to period revenues, and any increases in the rate of order cancellation by customers could adversely affect future revenues.

The carrying value of certain intangible assets, including goodwill, acquired by the Company from Lucent Technologies, Inc. and Acterna, LLC could be impaired if changing market conditions indicate that lower than anticipated cash flows will be produced by such intangible assets.

If the Company were to encounter a shortage of key manufacturing components from limited sources of supply, or to experience manufacturing delays caused by reduced manufacturing capacity or integration issues related to the acquisition of the Cheetah product line, the loss of key assembly subcontractors or other factors, the Company's ability to produce and ship its manufactured products could be adversely affected, with an adverse effect upon revenues.

The introduction of improved products or services or reduced prices by the Company's competitors could reduce the demand for the Company's products and services and adversely affect revenues.

If the Company proves unable to respond effectively to technological change in its industry, such as an evolution of the telephone network from circuit to packet-based, by developing new products and services and obtaining customer approval and acceptance of its products and services, demand for the Company's products and services could be adversely affected, which would adversely affect revenues.

The Company is dependent on a relatively narrow range of products and a small number of large customers. As a result, the failure of one or a small number of the Company's products to gain or maintain acceptance in the marketplace, or the decision by one or a few of the Company's customers to curtail their purchases of the Company's products could have an adverse effect on revenues.

If one or more of a small number of key employees of the Company were to cease to be associated with the Company, the Company's future results could be adversely affected.

If the Company is unable to successfully assert and defend its proprietary rights in the technology utilized in its products, its future results could be adversely affected. If third parties were able to successfully assert that the Company's use of technology infringed upon the proprietary rights of others, the future results of the Company could be adversely affected.

If one or more of the Company's products were to prove defective, the Company's relationships with its customers could be jeopardized and the Company could be subject to potential liability, adversely affecting the Company's future results.

If for any reason demand for the Company's products should decrease, including the successful development of a secondary market for the Company's products by a third party, the Company could continue to find itself with excess inventory and obsolete parts on hand, which could adversely affect future results.

Changes in government regulation, such as modification or repeal of The Telecommunications Act of 1996, increasing the costs of doing business by the Company or its customers, or preventing the Company or its customers from engaging in business activities they may wish to conduct could adversely affect the Company's future results.

The Company has recently completed certain acquisitions and expects to pursue additional acquisitions and new business opportunities in the future as part of its business strategy. If the Company fails to integrate successfully the operations and products of acquired businesses, or if such acquisitions subject the Company to unexpected liabilities and claims, the Company's future results could be adversely affected.

The Company's future sales in international markets are subject to numerous risks and uncertainties, including local economic and labor conditions, political instability including terrorism and other acts of war or hostility, unexpected changes in the regulatory environment, trade protection measures, tax laws, the ability of the Company to market current or develop new products suitable for international markets, obtaining and maintaining successful distribution and resale channels and foreign currency exchange rates. Reductions in the demand for the sales of the Company's products in international markets could adversely affect future results.

                 TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per-share data)

                                                        Three Months Ended
                                                      3/29/03        3/30/02
                                                      -------        -------
REVENUES:
   Products                                           $ 11,570       $ 14,930
   Services                                              2,973          2,592
------------------------------------------------------------------------------
                                                        14,543         17,522
------------------------------------------------------------------------------
COST OF SALES:
    Products                                             5,292          6,062
   Services                                                789            955
   Amortization                                            893            365
------------------------------------------------------------------------------
                                                         6,974          7,382
------------------------------------------------------------------------------

GROSS PROFIT                                             7,569         10,140
------------------------------------------------------------------------------

OPERATING EXPENSES:
   Selling and marketing                                 1,971          2,417
   General and administrative                            1,737          1,526
   Research and development                              3,321          3,995
------------------------------------------------------------------------------
      Total operating expenses                           7,029          7,938
------------------------------------------------------------------------------

INCOME FROM OPERATIONS                                     540          2,202

OTHER INCOME                                               147            238
------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                 687          2,440
PROVISION FOR INCOME TAXES                                 261            927
------------------------------------------------------------------------------
      Net income                                      $    426       $  1,513
==============================================================================

DILUTED EARNINGS PER-SHARE INFORMATION:
Weighted average shares of common stock and
equivalents:                                            13,212         13,421
------------------------------------------------------------------------------
 Net income per common and common equivalent
   shares                                             $   0.03       $   0.11
------------------------------------------------------------------------------


                                    ( more )


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



                 TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                                    March 29,        Dec. 31,
                                                                      2003             2002
                                                                    ---------        --------
ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                        $ 26,036         $ 33,799
   Short-term investments                                             17,583           19,329
   Accounts receivable:
        Trade                                                          6,873            7,946
        Other                                                            190              152
   Inventories                                                        14,841           14,093
   Prepaid expenses                                                    1,365            1,530
   Deferred and refundable tax assets                                  3,313            2,041
---------------------------------------------------------------------------------------------
          TOTAL CURRENT ASSETS                                        70,201           78,890

Property and equipment, net                                            8,114            7,439
Deferred tax assets                                                    3,349            2,770
Capitalized software costs, net                                        9,057            5,539
Intangibles                                                           45,400           38,500
Goodwill                                                              18,430           16,162
Other assets                                                             293              242

---------------------------------------------------------------------------------------------

           TOTAL ASSETS                                             $154,844         $149,542
=============================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                                 $  1,668         $    500
   Accrued warranty                                                    2,952            1,981
   Accrued expenses                                                    1,566              749
   Accrued salaries and wages                                            908              543
   Accrued royalties payable                                             304              322
   Income taxes payable                                                1,553            1,141
   Deferred income                                                     1,241              466
---------------------------------------------------------------------------------------------
          TOTAL CURRENT LIABILITIES                                   10,192            5,702
Deferred tax liabilities                                               1,870            1,484
---------------------------------------------------------------------------------------------
          TOTAL LIABILITIES                                           12,062            7,186

Total shareholders' equity                                           142,782          142,356
---------------------------------------------------------------------------------------------

        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $154,844         $149,542
=============================================================================================

                                    ( more )

                 TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                 Three Months Ended
                                                                                              March 29,            March 30,
                                                                                                2003                 2002
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                                    $     426            $   1,513
Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation and amortization                                                            1,442                  932
         Tax benefit from exercise of stock options                                                  --                  177
         Refund and utilization of income taxes paid                                                 --                  900
         Deferred income taxes                                                                     (125)                 463
         Provisions for losses on inventory                                                          12                  563
         Provision for allowance for doubtful accounts                                              200                   --
Changes in assets and liabilities:
         Decrease (increase) in accounts receivable-trade                                           873               (4,186)
         Increase in accounts receivable-other                                                     (38)                 (152)
         Decrease in inventory                                                                      522                  269
         Decrease (increase) in prepaid expenses and other assets                                   249                  (57)
         Increase (decrease) in accounts payable                                                  1,168                 (156)
         Increase in accrued warranty                                                               353                  250
         Increase in accrued expenses and deferred income                                           482                1,363
         Decrease in accrued royalties payable                                                     (18)                  (18)
         Increase in accrued salaries and wages                                                     365                  505
         Increase in income taxes payable                                                           412                  189
-----------------------------------------------------------------------------------------------------------------------------
                  Net cash provided by operating activities                                       6,323                2,555
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
         Purchase of Cheetah                                                                    (15,109)                  --
         Purchase of investments                                                                   (875)                (361)
         Redemption/maturity of investments                                                       2,621                2,318
         Capital expenditures                                                                      (723)                (979)
         Investments in other assets                                                                 --                  (31)
-----------------------------------------------------------------------------------------------------------------------------
                  Net cash (used in) provided by investing activities                           (14,086)                 947
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
         Purchase of treasury stock                                                                  --               (1,626)
         Proceeds from exercise of stock options                                                     --                  244
-----------------------------------------------------------------------------------------------------------------------------
                  Net cash used in financing activities                                              --               (1,382)
-----------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                             (7,763)               2,120
Cash and cash equivalents at beginning of period                                                 33,799               32,106
-----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                                    $  26,036            $  34,226
=============================================================================================================================


(TM)Cheetah is a trademark of Tollgrade Communications, Inc.
(TM)LoopCare is a trademark of Tollgrade Communications, Inc.
(R) DigiTest is a registered trademark of Tollgrade Communications, Inc.
(R) MCU is a registered trademark of Tollgrade Communications, Inc.
(R) LIGHTHOUSE is a registered trademark of Tollgrade Communications, Inc.


                                      ####

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